Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DETERMINATION

OF

6.0% SERIES E SENIOR CONVERTIBLE VOTING PERPETUAL PREFERRED STOCK

OF

GIGA-TRONICS INCORPORATED, a California corporation

Pursuant to Section 401(d) of the Corporations Code of the State of California, the undersigned, John Regazzi and Lutz P. Henckels, DO HEREBY CERTIFY as follows:

A.	They are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of Giga-tronics Incorporated, a California corporation (the “Corporation”).

B.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation and applicable law, the following resolutions amending the Certificate of Determination of the Corporation’s 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock (the “Series E Shares”) relating to the increase in the number of authorized shares in such series from 70,000 to 100,000 were duly adopted by the Board of Directors on October 25, 2018:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation, the Certificate of Determination of 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock (the “Series E Shares”) and applicable laws, Section 1 of the Certificate of Determination of the Series E Shares is hereby amended and restated as follows:

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “6.0% Series E Senior Convertible Voting Perpetual Preferred Stock”, hereinafter referred to as the “Series E Preferred Stock”. The number of shares constituting such series shall be 100,000.

RESOLVED FURTHER, that pursuant to the provisions of the Articles of Incorporation of the Corporation, the Certificate of Determination of the Series E Shares and applicable laws, Subsection (r) of Section 3 of the Certificate of Determination of the Series E Shares is hereby amended and restated as follows:

(r) “Initial Series E Shares Amount” means 100,000 Series E Shares.

C.	A total of 70,000 Series E Shares are issued and outstanding. The foregoing amendment has been approved by a majority of the Series E Shares outstanding.

[signature page follows]

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Dublin, California, on November 20, 2018.

/s/ John Regazzi
Name: John Regazzi
Title: Chief Executive Officer

/s/ Lutz P. Henckels
Name: Lutz P. Henckels
Title: Chief Financial Officer